Exhibit 99.1

SOUTHERN COPPER CORPORATION

11811 N. Tatum Blvd., Suite 2500, Phoenix, AZ 85028, U.S.A.
Phone: (602) 494-5328 - Fax: (602) 494-5317

FOR IMMEDIATE RELEASE

Investor Relations (602) 494-5328

Southern Copper Corporation Reports

Second Quarter and Six Month 2007 Results

Phoenix, July 26, 2007- Southern Copper Corporation (SCC) (NYSE and LSE: PCU)

2007 SECOND QUARTER HIGHLIGHTS

•                  Second quarter of 2007 net sales increased by $549.8 million when compared to the second quarter of 2006 and amounted to $1,826.5 million, an increase of 43.1%.

•                  EBITDA during the second quarter of 2007 rose by $444.5 million to a high of $1,179.2 million and was equivalent to 64.6% of net sales, compared to an EBITDA of $734.7 million, equivalent to 57.5% of net sales, in the second quarter of 2006.

•                  Second quarter of 2007 net income increased to a high of $726.0 million from $439.3 million in the second quarter of 2006, an increase of 65.3% and amounted to $2.465 per fully diluted share, compared to $1.492 per fully diluted share for the second quarter of 2006, due principally to higher copper prices.

•                  Copper and molybdenum production in the second quarter of 2007 increased by 28.1% and 68.6%, respectively, when compared to the second quarter of 2006. The Company has successfully continued to contain its operating costs.

•                  Capital expenditures, including exploration expense amounted to $90.8 million during the second quarter of 2007, a slight decrease compared to the second quarter of 2006, due principally to the completion of the Ilo smelter modernization in January 2007. The investment of $520.0 million in the Ilo smelter modernization is reporting better than expected results. The sulfurs capture in May was 97.62%, higher than the 92% required by Peruvian regulations.

•                  On July 26, 2007 the Board of Directors authorized a dividend of $1.60 per share to be paid on August 31, 2007 to shareholders of record as of August 14, 2007.

•                  The LME and COMEX copper price averaged $3.47 and $3.46 per pound in the second quarter of 2007, respectively, compared to $3.27 and $3.37 in the second quarter of 2006.  Metals Week dealer oxide molybdenum price for the second quarter of 2007 averaged $30.41 per pound, compared to $24.22 per pound in the second quarter of 2006.

•                  After giving effect to second quarter of 2007 capital and exploration spending of $90.8 million and dividend distribution of $441.7 million, net debt (debt minus cash, marketable securities and fair value adjustment on marketable securities) amounted to $233.4 million compared to $236.9 million at the end of 2006.  At the same time stockholders’ equity in the second quarter of 2007 increased by 7.4% and amounted to $4.0 billion as of June 30, 2007, and increased by 24.5% over the last twelve months.

•                  In June and July of 2007, five of the eight unions at the Company’s Peruvian operations signed collective bargaining agreements expiring in 2013. Negotiations continue with the remaining three unions.  Related to our Mexican operations, ten of the eleven collective bargaining agreements were satisfactorily negotiated. The Company expects to complete negotiation with the remaining union in August.

•                  In the second quarter of 2007, the Company entered into copper collar contracts to protect 146.2 million pounds for the July - December 2007 period, at zero collar cost, with an average LME floor price of $3.20 per pound and a ceiling LME price of $4.07 per pound. In addition, the Company entered into copper swap contracts to protect 7.9 million pounds of copper for the July — August 2007 period at an average COMEX price of $3.71.

SUMMARY FINANCIAL TABLE

		Second Quarter				Year to Date
	2007	2006	Var.	%	2007	2006	Var.	%
	(in millions, except per share amounts and %s)
Copper sold—pounds	356.2	329.2	27.0	8.2%	722.7	663.2	59.5	9.0%

Net sales	$1,826.5	$1,276.7	549.8	43.1%	3,184.8	$2,398.0	786.8	32.8%
Cost of sales	562.3	521.8	40.5	7.8%	1,029.0	928.7	100.3	10.8%
Operating income	1,145.2	649.0	496.2	76.5%	1,932.6	1,281.7	650.9	50.8%
EBITDA(1)	1,179.2	734.7	444.5	60.5%	2,040.2	1,419.4	620.8	43.7%
EBITDA, net sales margin	64.6%	57.5%	7.1%	12.3%	64.1%	59.2%	4.9%	8.3%
Net earnings	$726.0	$439.3	$286.7	65.3%	$1,277.6	$860.9	$416.7	48.4%
Earnings per share	$2.465	$1.492	$0.973	65.3%	$4.339	$2.923	$1.416	48.4%
Capital expenditures	$82.2	$87.6	$(5.4)	(6.2)%	$167.3	$230.7	$(63.4)	(27.5)%

(1)           Reconciliation of net earnings computed in accordance to GAAP with EBITDA

	Second Quarter		Year to Date
	2007	2006	2007	2006
Net earnings	$726.0	$439.3	$1,277.6	$860.9
Add:
Minority interest	2.9	2.1	4.5	3.8
Income taxes	354.4	207.9	585.1	407.7
Interest expense	31.0	28.2	60.8	51.1
Depreciation, amortization and depletion	84.5	78.0	158.6	131.1
Less:
Interest income	(18.1)	(14.3)	(40.0)	(23.6)
Interest capitalized	(1.5)	(6.5)	(6.4)	(11.6)
EBITDA	$1,179.2	$734.7	$2,040.2	$1,419.4

OTHER INFORMATION

		Second Quarter				Year to Date
	2007	2006	VAR.	%	2007	2006	VAR.	%
	(in millions, except per share amounts and %s)
Total debt at end of period					$1,523.2	$1,539.9	(16.7)	(1.1)%
Total debt to capitalization ratio					27.6%	32.5%	(4.8)%	(14.9)%
Total cash, marketable securities and fair value adjustment on marketable securities					$1,269.8	$801.0	488.8	61.0%
Net debt (debt minus cash, marketable securities and fair value adjustment on marketable securities)					$233.4	$738.9	(505.5)	(68.4)%
Production data:
Copper mined (lbs)	351.0	273.9	77.1	28.1%	729.4	627.8	101.6	16.2%
Molybdenum mined (lbs)	8.6	5.1	3.5	68.6%	16.7	12.8	3.9	30.5%
Silver mined (oz)	4.2	3.5	0.7	20.0%	8.7	7.7	1.0	13.0%
Zinc mined (lbs)	73.6	70.1	3.5	5.0%	144.9	146.3	(1.4)	(1.0)%

Southern Copper Corporation, reports net earnings of $726.0 million, or diluted earnings per share of $2.465, for the second quarter of 2007 compared with $439.3 million, or diluted earnings per share of $1.492, for the second quarter of 2006. Net earnings for the first six months of 2007 were $1,277.6 million, or earnings per share of $4.339, compared with $860.9 million or earnings per share of $2.923 in the first six months of 2006, an increase of 48.4%.

Net sales were $1,826.5 million in the second quarter of 2007 compared with $1,276.7 million in the second quarter of 2006, an increase of 43.1%. Net sales in the first six months of 2007 were $3,184.8 million, compared with $2,398.0 million in the first half of 2006, an increase of 32.8%  The average prices for all our metals were higher in the second quarter and first half of 2007 than the comparable periods of 2006. See price chart on page 6.

Mine copper production amounted to 351.0 million pounds in the second quarter of 2007, an increase of 28.1% compared with the second quarter of 2006.  This increase of 77.1 million pounds included 84.0 million pounds from the Mexican open pit operations, 1.9 million pounds from the Mexican underground mines and a decrease of 8.8 million pounds from the Peruvian open pit mines.

The increase of 84.0 million pounds in production from the Mexican open-pit mines included 70.7 million pounds from the La Caridad mine and 13.3 million pounds from the Cananea mine.  In the second quarter of 2006, strike activity halted production at La Caridad.  In 2007, La Caridad operated at normal capacity. The increase of 13.3 million pounds at Cananea was the result of higher ore and PLS grades.  The decreased production at the Peruvian mines came principally from the Toquepala mine, which decreased by 10.7 million pounds, and was the result of lower ore grades and mill recoveries and from a 0.4 million pound decrease at Cuajone.  These decreases were partially reduced by a 2.3 million pound increase in the SX/EW production, principally due to the processing of copper sulfate purchased from third parties.  The increase of 1.9 million pounds at the Mexican underground mines was due largely to an increase of 1.6 million pounds at the San Martin mine. In the second quarter of 2006, the San Martin mine lost 46 production days due to strike.

Molybdenum production increased to 8.6 million pounds in the second quarter of 2007 from 5.1 million pounds in the second quarter of 2006.  This increase in production was the result of a 3.5 million pound increase at La Caridad, while molybdenum production at our Peruvian operations remained stable.

Mine zinc production increased 3.5 million pounds in the second quarter of 2007 to 73.6 million pounds compared with 70.1 million pounds in the second quarter of 2006. This 5.0% increase in production was due to higher strike-free production at San Martin and improvements in grade and recovery at our other zinc mines.

Commenting on the Company’s results, for the second quarter of 2007, Mr. German Larrea, Chairman of SCC said, “Earnings for the second quarter of 2007 amounted to a high of $726.0 million, an increase of $286.7 million over the second quarter of 2006 and is attributable to the sustained price levels for most of our metals and equally as important, to an increase of more than 28% and 68% in copper and molybdenum mined production, respectively.  We have continued to focus on cost containment and expect 2007 to be another rewarding year for the Company”.

Oscar Gonzalez Rocha, Executive President and CEO, reported on the Company’s modernization program by saying “…the Ilo smelter modernization project was completed in January 2007.  The nominal and design capacity for the Isasmelt furnace was reached in less than 45 days, compared with other smelting furnaces using this technology, the start-up of the Ilo smelter has been achieved in the shortest time.  Also, the sulfur capture during the second quarter was over the 92.7% required by Peruvian regulations.  Additionally, the Company’s crushing and conveying project at the Toquepala mine is in full production.  The primary crusher and associated overland conveying system are fully operational; construction of the operating ramp had placed 51.6 millions tons of material and was completed in the second quarter of 2007”.

Xavier Garcia de Quevedo, Executive President and COO, reported on the expansion projects at the Cananea mine by saying “…the concentrator expansion is under a technical and economic evaluation.  The expanded concentrator would add 33,000 tons of copper content per year and would begin production in the year 2009.  In parallel, due to improving molybdenum grades, the Company also plans to build a molybdenum plant to produce concentrates with approximately 4,000 tons of molybdenum content per year, we have completed the basic engineering and we are analyzing alternatives of the detailed engineering for this plan”. In addition, Xavier Garcia de Quevedo said, “…We will also construct a new SX/EW plant at the Cananea mine with a 33,000 mtpy capacity. Proposals for an engineering, procurement and construction management contract have been received and are being analyzed.  In conjunction with this project, the Company is developing a crushing and conveying system project with a 15 million mtpy capacity”.

Additionally, Mr. German Larrea commented on the Company’s exploration program. In particular he referred to the pre-feasibility study at Los Chancas, a copper-molybdenum property in the southern part of Peru that is in progress and is expected to be completed in the third quarter of 2007.  Additionally, a feasibility study for Tia Maria, a copper oxide deposit in the Arequipa Region, Peru is in process. This study should be also completed by the end of the third quarter of 2007 in order to develop this project.  In addition to these Peruvian properties, the Company is planning to develop its Mexican properties at El Arco in Baja California and Angangueo in Michoacan. The Company expects to go forward with the development as well as the expansion of the operating properties once it believes that the necessary financial and governmental requisites have been obtained.

	LME	COMEX
Metals Price	Copper	Copper	Zinc	Silver	Gold	Molybdenum
Average	($/lb)	($/lb)	($/lb)	($/Oz)	($/oz)	($/lb)
1Q 2007	2.69	2.70	1.57	13.29	650.27	25.81
2Q 2007	3.47	3.46	1.66	13.32	667.24	30.41
2Q 2006	3.27	3.37	1.49	12.22	627.40	24.22
6 months 2007	3.08	3.08	1.61	13.31	658.75	28.11
6 months 2006	2.76	2.81	1.26	10.96	590.69	23.23
Var. 2Q07 vs. 2Q06	6.1%	2.7%	11.4%	9.0%	6.4%	25.6%
Average 2006	3.05	3.09	1.49	11.54	604.34	24.38

Source: Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide.

Metal Production and Sales

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	%	2007	2006	%

Copper (000s pounds)
Mined	351,000	273,900	28.1%	729,400	627,800	16.2%
Smelted	265,900	317,800	(16.3)%	507,500	638,900	(20.6)%
Refined	289,400	296,500	(2.4)%	538,200	635,400	(15.3)%
Rod	57,500	47,800	20.3%	116,600	116,800	(0.2)%
Sales	356,200	329,200	8.2%	722,700	663,200	9.0%

Silver (000s ounces)
Mined	4,200	3,500	20.0%	8,700	7,700	13.0%
Refined	2,500	3,000	(16.7)%	5,200	6,200	(16.1)%
Sales	5,100	4,900	4.1%	9,500	9,700	(2.1)%

Molybdenum (000s pounds)
Mined	8,600	5,100	68.6%	16,700	12,800	30.5%
Sales	9,100	5,200	75.0%	17,100	12,500	36.8%

Zinc (000s pounds)
Mined	73,600	70,100	5.0%	144,900	146,300	(1.0)%
Refined	42,300	12,300	243.9%	89,300	22,300	300.4%
Sales	70,100	60,500	15.9%	135,600	140,300	(3.3)%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2007	2006	VAR %	2007	2006	VAR %
	(in thousands, except for per share amounts)

Net sales:	$1,826,462	$1,276,749	43.1%	$3,184,799	$2,398,040	32.8%

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	562,334	521,788	7.8%	1,028,979	928,732	10.8%
Selling, general and Administrative	25,907	23,313	11.1%	49,706	47,329	5.0%
Depreciation, amortization and depletion	84,466	77,982	8.3%	158,564	131,085	21.0%
Exploration	8,553	4,636	84.5%	14,971	9,209	62.6%
Total operating costs and Expenses	681,260	627,719	8.5%	1,252,220	1,116,355	12.2%

Operating income	1,145,202	649,030	76.5%	1,932,579	1,281,685	50.8%

Interest expense	(30,982)	(28,202)	9.9%	(60,788)	(51,109)	18.9%
Interest capitalized	1,477	6,511	(77.3)%	6,443	11,606	(44.5)%
Gain (loss) on derivative instruments	(55,512)	—	100.0%	(76,692)	—	100.0%
Loss on debt prepayments	—	(860)	100.0%	—	(860)	(100.0)%
Other income (expense)	5,010	8,466	(40.8)%	25,672	7,488	242.8%
Interest income	18,076	14,303	26.4%	40,004	23,608	69.5%

Earnings before income taxes and minority interest	1,083,271	649,248	66.9%	1,867,218	1,272,418	46.7%

Income taxes	354,416	207,864	70.5%	585,090	407,736	43.5%
Minority interest	2,893	2,104	37.5%	4,484	3,827	17.2%

Net earnings	$725,962	$439,280	65.3%	$1,277,644	$860,855	48.4%

Per common share amounts:
Net earnings — basic and diluted	2.465	1.492	65.3%	4.339	2.923	48.4%
Dividends paid	1.500	1.375	9.1%	3.200	2.750	16.4%

Weighted average shares outstanding (Basic and diluted)	294,465	294,461		294,465	294,461

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30,	December 31,	June 30,
	2007	2006	2006
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,013,614	$1,022,778	$800,950
Marketable securities	340,000	280,000	—
Accounts receivable	650,762	606,426	509,056
Inventories	482,940	413,652	461,341
Prepaid taxes and other assets	78,193	120,021	63,073
Total current assets	2,565,509	2,442,877	1,834,420

Property, net	3,566,726	3,538,295	3,442,431
Leachable material, net	248,791	231,516	187,046
Intangible assets, net	116,968	118,107	119,452
Other assets, net	31,350	45,619	40,985
Total assets	$6,529,344	$6,376,414	$5,624,334

LIABILITIES
Current liabilities:
Current portion of long-term debt	$160,000	$10,000	$10,000
Accounts payable	289,709	271,064	286,072
Income taxes	112,989	226,047	94,116
Due to affiliates	3,351	3,581	5,956
Deferred income taxes	—	—	5,275
Accrued workers’ participation	157,854	299,892	157,725
Interest	36,530	37,140	—
Other accrued liabilities	37,192	11,847	60,816
Total current liabilities	797,625	859,571	619,960

Long-term debt	1,363,232	1,518,111	1,529,948
Deferred income taxes	258,167	194,759	172,999
Other liabilities	108,811	111,196	88,038
Asset retirement obligation	12,664	12,183	11,702
Total non-current liabilities	1,742,874	1,836,249	1,802,687

Commitments and contingencies

Minority interest	15,196	13,989	11,103

STOCKHOLDERS’ EQUITY
Common stock	653,788	678,630	683,247
Accumulated comprehensive income	3,319,861	2,987,975	2,507,337
Total stockholders’ equity	3,973,649	3,666,605	3,190,584
Total liabilities, minority interest and stockholder’s equity	$6,529,344	$6,376,414	$5,624,334

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

OPERATING ACTIVITIES
Net earnings	$725,962	$439,280	$1,277,644	$860,855
Depreciation, amortization and depletion	84,466	77,982	158,564	131,085
Capitalized leachable material	(19,568)	—	(40,029)	—
Minority interest	2,893	2,104	4,484	3,827
Cash provided from (used for) operating assets and liabilities	(268,341)	(372,961)	(363,993)	(431,919)
Other, net	111,724	(13,613)	149,353	6,601
Net cash provided from operating activities	637,136	132,792	1,186,023	570,449

INVESTING ACTIVITIES
Capital expenditures	(82,224)	(87,603)	(167,254)	(230,720)
Other, net	10,467	3,814	(88,652)	2,003
Net cash used for investing activities	(71,757)	(83,789)	(255,906)	(228,717)

FINANCING ACTIVITIES
Debt incurred (repaid)	(4,940)	367,682	(4,940)	367,682
Dividends paid	(441,683)	(404,877)	(942,267)	(809,754)
Distributions to minority interest	(1,405)	(1,886)	(3,164)	(4,871)
Other	156	(7,704)	217	(7,046)
Net cash used for financing activities	(447,872)	(46,785)	(950,154)	(453,989)

Effect of exchange rate changes on cash	7,257	23,105	10,873	37,204

Increase (decrease) in cash and cash equivalent	$124,764	$25,323	$(9,164)	$(75,053)

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the second largest copper reserves of any listed company in the world.  We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 24.9% ownership interest is held by the international investment community.  We operate mining units and metallurgical facilities and we conduct exploration activities in Peru, Mexico and Chile.

Conference call

The Company’s second quarter earnings conference call and web cast presentation will be held on Monday, July 30, 2007 beginning at 11:00 hrs. (EST — New York) (10:00 hrs Lima and Mexico City time).

To participate:

Dial-in number:	866-371-3858 in the U.S. 832-445-1647 outside the U.S.
Conference ID:	5438935
Leader:	Mr. Jose N. Chirinos, Chief Financial Officer Mr. Raul Jacob, Head of Investor Relations
Conference call name:	“Southern Copper Second Quarter 2007 Results”

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.